Exhibit 99.2

CRANE CO.

Income Statement Data

(in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
Net Sales:
Aerospace & Electronics	$161,936	$133,645
Engineered Materials	61,832	53,755
Merchandising Systems	94,878	70,171
Fluid Handling	264,142	247,789
Controls	28,232	24,931

Total Net Sales	$611,020	$530,291

Operating Profit (Loss):
Aerospace & Electronics	$34,042	$24,489
Engineered Materials	10,143	8,540
Merchandising Systems	4,673	4,969
Fluid Handling	35,453	27,989
Controls	3,111	126
Corporate	(14,562)	(12,833)

Total Operating Profit	72,860	53,280

Interest Income	290	225
Interest Expense	(6,622)	(6,726)
Miscellaneous- Net	3,625 *	(21)

Income Before Income Taxes	70,153	46,758
Provision for Income Taxes	21,775	13,574

Net income before allocations to noncontrolling interests	48,378	33,184
Less: Noncontrolling interest in subsidiaries’ losses	(89)	(50)

Net income attributable to common shareholders	$48,467	$33,234

Share Data:
Earnings per Diluted Share	$0.81	$0.56

Average Diluted Shares Outstanding	59,552	59,570
Average Basic Shares Outstanding	58,330	58,650

Supplemental Data:
Cost of Sales	$397,850	$352,271
Selling, General & Administrative	140,310	124,740
Depreciation and Amortization **	15,774	14,437
Stock-Based Compensation Expense	3,503	3,172

*	Primarily related to the sale of a building and the divestiture of a small product line in the three months ended March 31, 2011.
**	Amount included within cost of sales and selling, general & administrative costs.

CRANE CO.

Condensed Balance Sheets

(in thousands)

	March 31, 2011	December 31, 2010
ASSETS
Current Assets
Cash and Cash Equivalents	$233,162	$272,941
Accounts Receivable, net	356,257	301,918
Current Insurance Receivable - Asbestos	33,000	33,000
Inventories, net	347,813	319,077
Other Current Assets	75,708	61,725

Total Current Assets	1,045,940	988,661

Property, Plant and Equipment, net	283,006	280,746
Long-Term Insurance Receivable - Asbestos	174,253	180,689
Other Assets	424,481	446,316
Goodwill	822,516	810,285

Total Assets	$2,750,196	$2,706,697

LIABILITIES AND EQUITY
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$916	$984
Accounts Payable	173,798	157,051
Current Asbestos Liability	100,000	100,000
Accrued Liabilities	217,685	229,462
Income Taxes	13,605	11,057

Total Current Liabilities	506,004	498,554

Long-Term Debt	398,780	398,736
Long-Term Deferred Tax Liability	49,482	48,852
Long-Term Asbestos Liability	600,506	619,666
Other Liabilities	146,964	147,859

Total Equity	1,048,460	993,030

Total Liabilities and Equity	$2,750,196	$2,706,697

CRANE CO.

Condensed Statements of Cash Flows

(in thousands)

	Three Months Ended
	March 31,
	2011	2010
Operating Activities:
Net income attributable to common shareholders	$48,467	$33,234
Noncontrolling interest in subsidiaries’ losses	(89)	(50)

Net income before allocations to noncontrolling interests	48,378	33,184
Gain on divestiture	(4,258)	—
Depreciation and amortization	15,774	14,437
Stock-based compensation expense	3,503	3,172
Defined benefit plans and postretirement expense	2,749	2,375
Deferred income taxes	6,893	6,682
Cash used for operating working capital	(67,250)	(31,687)
Defined benefit plans and postretirement contributions	(4,779)	(1,076)
Environmental payments, net of reimbursements	(4,593)	(3,200)
Other	142	4,056

Subtotal	(3,441)	27,943
Asbestos related payments, net of insurance recoveries	(12,725)	(11,125)

Total (used for) provided from operating activities	(16,166)	16,818

Investing Activities:
Capital expenditures	(8,138)	(4,119)
Proceeds from disposition of capital assets	4,553	—
Payment for acquisition, net of cash acquired	—	(51,167)
Proceeds from divestiture	1,000	—

Total used for investing activities	(2,585)	(55,286)

Financing Activities:
Dividends paid	(13,474)	(11,743)
Reacquisition of shares on open market	(29,999)	—
Stock options exercised - net of shares reacquired	12,552	4,714
Excess tax benefit from stock-based compensation	3,952	391
Change in short-term debt	(76)	(3,046)

Total used for financing activities	(27,045)	(9,684)

Effect of exchange rate on cash and cash equivalents	6,017	(4,978)

Decrease in cash and cash equivalents	(39,779)	(53,130)
Cash and cash equivalents at beginning of period	272,941	372,714

Cash and cash equivalents at end of period	$233,162	$319,584

CRANE CO.

Order Backlog

(in thousands)

	March 31, 2011		December 31, 2010		September 30, 2010	June 30, 2010	March 31, 2010
Aerospace & Electronics	$454,559		$431,467		$401,585	$394,554	$388,169
Engineered Materials	13,826		11,831		11,367	12,496	14,810
Merchandising Systems	25,008	*	30,170	*	18,044	20,346	21,947
Fluid Handling	305,255		271,825		266,578	257,840	253,946
Controls	24,015		22,354		27,575	28,711	26,910

Total Backlog	$822,663		$767,647		$725,149	$713,947	$705,782

*	Includes Order Backlog of $5.3 million in March 31, 2011 and $8.4 million in December 2010 pertaining to the 2010 acquisition of Money Controls.

CRANE CO.

Non-GAAP Financial Measures

(in thousands)

	Three Months Ended
	March 31,
	2011	2010
CASH FLOW ITEMS
Cash (Used for) Provided from Operating Activities before Asbestos - Related Payments	$(3,441)	$27,943
Asbestos Related Payments, Net of Insurance Recoveries	(12,725)	(11,125)

Cash (Used for) Provided from Operating Activities	(16,166)	16,818
Less: Capital Expenditures	(8,138)	(4,119)

Free Cash Flow	$(24,304)	$12,699

Certain non-GAAP measures have been provided to facilitate comparison with the prior year.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that non-GAAP financial measures which exclude certain non-recurring items present additional useful comparisons between current results and results in prior operating periods, providing investors with a clearer view of the underlying trends of the business. Management also uses these non-GAAP financial measures in making financial, operating, planning and compensation decisions and in evaluating the Company’s performance.

In addition, Free Cash Flow provides supplemental information to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities. The measure of Free Cash Flow does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principle payments on the Company’s long-term debt. Non-GAAP financial measures, which may be inconsistent with similarly captioned measures presented by other companies, should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Non-GAAP financial measures, which may be inconsistent with similarly captioned measures presented by other companies, should be viewed in the context of the definitions of the elements of such measures we provide and in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.